EXECUTION COPY



                     TRANSFER AGENCY AND REGISTRAR SERVICES
                                    AGREEMENT





                                 by and between:






                     FIRST TRUST ACTIVE DIVIDEND INCOME FUND




                                       and




                     AMERICAN STOCK TRANSFER & TRUST COMPANY














                             Dated: August 23, 2007




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                                Table of Contents

                                                                           Page

Section 1.    Appointment of Agent..........................................3
Section 2.    Standard Services.............................................4
Section 3.    Fees and Expenses.............................................7
Section 4.    Representations and Warranties of AST.........................8
Section 5.    Representations and Warranties of the Fund....................9
Section 6.    Reliance and Indemnification..................................9
Section 7.    Standard of Care.............................................12
Section 8.    Limitations on AST's Responsibilities........................12
Section 9.    Covenants of the Fund and AST................................12
Section 10.   Term and Termination; New Funds..............................14
Section 11.   Assignment...................................................16
Section 12.   Notices......................................................16
Section 13.   Successors...................................................16
Section 14.   Amendment....................................................17
Section 15.   Severability.................................................17
Section 16.   Governing Law................................................17
Section 17.   Descriptive Headings.........................................17
Section 18.   Third Party Beneficiaries....................................17
Section 19.   Survival.....................................................17
Section 20.   Merger of Agreement..........................................18
Section 21.   Counterparts.................................................18
Section 22.   Obligations of the Fund......................................18
Section 23.   Use of Trade Names...........................................18
Section 24.   Disaster Recovery............................................19
              Signatures...................................................20












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                TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT


         This Transfer Agency and Registrar Services Agreement (the "Agreement"), dated as of August 23, 2007 is between First Trust Active Dividend Income Fund, a Massachusetts business trust (the "Fund"), and American Stock Transfer & Trust Company, a New York corporation ("AST").

         WHEREAS, the Fund desires the appointment of AST as transfer agent, dividend disbursing agent and agent in connection with certain other activities, and registrar;

         WHEREAS, AST desires to accept such appointment and perform the services related to such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby agree as follow:

Section 1.........Appointment of Agent

        1.01 The Fund hereby appoints AST to act as transfer agent, dividend disbursing agent and registrar for the common shares of beneficial interest of the Fund and for any such other shares as the Fund may request in writing ("the Shares") in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.

        1.02 In connection with the appointment of AST as transfer agent, dividend disbursing agent and registrar for the Fund, the Fund shall provide AST:

                (a) A Certificate of Appointment in substantially the form furnished by AST (and a Supplemental Certificate each time there is any material change to the information contained in the original Certificate of Appointment). It is agreed, however, that any provisions explicitly addressed in this Agreement shall govern the relationship between the parties in the event of a conflict between the Certificate of Appointment and this Agreement;

                (b) If applicable, specimens of all forms of outstanding stock certificates, in the forms approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund as to such approval;

                (c) Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;


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                (d)        A copy of the Declaration of Trust and by-laws of the
                           Fund and, on a continuing basis, copies of all material amendments to the Declaration of Trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and

                (e) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Fund authorized to sign stock certificates (if any) and bearing the Fund's corporate seal (if required). Unless otherwise directed, AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Fund.

Section 2.........Standard Services

        2.01 In accordance with the procedures established from time to time by agreement between the Fund and AST, AST shall provide the following services:

                (a) Create and maintain shareholder accounts for all Shares;

                (b) Provide online access capability for the Fund's personnel, including "read-only" access to individual shareholder files;

                (c) Review transfer documents and certificates for acceptability;

                (d)        Complete transfer debit and credit transactions;

                (e) Provide for the original issuance of Shares as directed by the Fund;

                (f)        Maintain Treasury accounts in book entry;

                (g) Furnish clear, simple, and detailed instructions to shareholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers;

                (h)        Post transfers to the record system daily;

                (i) Prepare a list of shareholders entitled to vote at the annual meeting or any special meeting of shareholders, as requested by the Fund;

                (j) As required by the Fund, prepare and print proxy cards and mail all proxy materials to shareholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such shareholders of record to a designated third party for purposes of such mailing (it being understood,


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                           however, that production of such external files shall
                           be billable as an expense at AST's standard rates for the production of external tapes);

                (k) Tabulate returned proxy cards unless the Fund selects a third party proxy tabulator, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings;

                (l) Provide the Fund with access to shareholder voting records via online access or by written report, prior to the Fund's annual meeting or special meeting, as applicable;

                (m) Provide appropriate responses to electronic, telephonic and written inquiries from the Fund's shareholders, and keep records of all shareholder correspondence and replies thereto, and of the lapse of time between the receipt of such correspondence and the mailing of such replies;

                (n) Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling shareholder requests without talking to a representative;

                (o) Prepare and submit appropriate tax and other reports required by State and Federal agencies, principal stock exchanges, and shareholders, as requested by the Fund;

                (p) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser. AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST and the Fund harmless. AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the shareholder. AST, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. AST is to perform required filing of regulatory reports related to the recording, maintenance, and reporting of lost certificates;

                (q) Compute quarterly dividend payment for each account as of the record date, balanced to the official share position;

                (r) Prepare and transmit payments for dividends and distributions declared by the Fund, provided good


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                           funds for said dividends or distributions are
                           received by AST prior to the scheduled mailing date for said dividends or distributions;

                (s) Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines;

                (t) Replace lost or stolen dividend checks at a shareholder's request;

                (u) Withhold taxes on dividends at the appropriate rate when applicable;

                (v) Administer an Investors Choice Direct Stock Purchase and Sale program (if requested);

                (w) Prepare and deliver, not less frequently than on a calendar quarter basis, compliance reports to the Fund containing volumes and service standards related to activities AST is performing. Reports shall be delivered in a format mutually agreed to between the Fund and AST and provide the Fund with the necessary data to meet its required oversight of service providers' responsibilities;

                (x) As required by the Fund, mail the Fund's Annual and Semiannual reports to shareholders. Each report will be mailed one business day after receipt by AST to shareholders of record;

                (y) Comply with current IRS regulations, processes, and procedures as outlined in IRS Publication 1281 for "B" Notice processing. Upon receipt of an IRS "C" Notice, when appropriate, AST will code the shareholder account for backup withholding of taxes on dividends and other distributions at the appropriate rate. AST will timely file Form 945 with the IRS to report any amounts withheld on IRS Forms 1099-DIV and 1099-INT;

                (z) Mail IRS Forms 1099-DIV and 1099-INT to shareholders in a timely manner and in accordance with IRS regulations; and

                (aa) Serve as agent for shareholders pursuant to the Fund's dividend reinvestment plan, as amended from time to time.

         In addition to and neither in lieu nor in contravention of the services set forth above, AST shall perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment plan as described herein consistent with those requirements in effect as of the date of this Agreement.

        2.02 The Fund shall have the obligation to discharge all applicable escheat and notification obligations. Notwithstanding the


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                  foregoing, upon request, AST will assist the Fund in
                  discharging these obligations. AST should be responsible for all escheatment activities and abandoned property filings.

        2.03 AST may, at its election, outsource any of the services to be provided hereunder, but shall retain ultimate responsibility for any of the services so provided. AST will notify the Fund when a significant service(s) is outsourced.

        2.04 AST may provide further services to, or on behalf of, the Fund as may be agreed upon between the Fund and AST.

        2.05 AST represents and warrants that it is in, and will continue to be in, substantial compliance with all laws and regulations applicable to the services to be performed hereunder, including without limitation Section 17 of the Securities Exchange Act of 1934 Act (the "1934 Act") and rules thereunder ("Applicable Law"). AST represents and warrants that it is registered as a transfer agent with the Securities and Exchange Commission (the "Commission") pursuant to Section 17 of the 1934 Act and hereby undertakes to maintain its registration so long as it provides services hereunder. In addition, AST shall provide to the Fund, at the time of appointment and annually thereafter, a report on the accounting controls of AST under Rule 17Ad-13 under the 1934 Act as well as such certifications of compliance as may be reasonably requested by the Fund from time to time.

        2.06 AST further represents and warrants that it is in compliance with Section 17(f) of the 1934 Act and that all AST employees are properly fingerprinted and that new employees will be fingerprinted. AST will submit new fingerprints to the appropriate authority for evaluation. When notified that any employee(s) or potential employee(s) has been convicted of a crime, AST will not employ or will dismiss such employee(s). AST further represents and warrants that it is in compliance with Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations and that it is in compliance with SEC Regulation S-P and will safeguard and protect shareholders information in accordance with Regulation S-P.

Section 3.........Fees and Expenses

        3.01.     Fees

                  The Fund agrees to pay AST fees for the services performed pursuant to this Agreement in the amount of $1,500.00 per month. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.


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       3.02.      Out-of-Pocket Expenses

                 (a) In addition to the fees paid under Section 3.01 above, the Fund agrees to reimburse AST for all reasonable out-of-pocket expenses or other charges incurred by AST in connection with the provision of services to the Fund (including attorneys fees) at AST's rates then in effect.

                 (b) Notwithstanding Section 3.03 below, AST reserves the right to request advance payment for substantial out-of-pocket expenditures.

       3.03.      Payment of Fees and Expenses

                  The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of a billing notice. Interest charges will accrue on unpaid balances outstanding for more than sixty (60) days.

       3.04.      Services Required by Legislation

                  New or materially expanded services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by separate written agreement, provided that this provision shall not relieve AST from its obligations hereunder to comply with Applicable Law in providing the services under this Agreement.

Section 4.........Representations and Warranties of AST

                  AST represents and warrants to the Fund that:

                  It is a corporation duly organized and validly existing in good standing under the laws of the State of New York;

                  It is duly qualified to carry on its business in the State of New York;

                  It is empowered under Applicable Laws and by its Charter and By-laws to enter into and perform this Agreement; and

                  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                  To the best of its knowledge, the various procedures and systems which it has implemented or will implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours-a-day restricted access) of the Fund's records and other data and its records, data, equipment, facilities and other


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                  property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

                  It will maintain adequate insurance to enable it to continue its operations as described herein.

Section 5.........Representations and Warranties of the Fund

                  The Fund represents and warrants to AST that:

                  It is a trust duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  It is empowered under applicable laws and governing instruments to enter into and perform this Agreement;

                  All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement;

                  All certificates representing Shares which were not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

                           "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares may not be sold, transferred or assigned in the absence of an effective registration for these shares under the Act or an opinion of the Fund's counsel that registration is not required under the Act."

                  All Shares not so registered were issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Act, and in each such issuance or transfer, the Fund was so advised by its legal counsel.

Section 6.........Reliance and Indemnification

        6.01 AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Fund, UNLESS, prior thereto, (a) the Fund shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Fund; (b) it furnishes AST with an


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                  appropriate incumbency certificate for such officers and their signatures; and (c) the Fund thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also rely on advice, opinions or instructions received from the Fund's legal counsel, provided that AST acts reasonably pursuant to such advice. AST may, in any event, rely on advice received from its legal counsel at its own expense, provided that AST acts reasonably pursuant to such advice. AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Fund or a shareholder; (b) on any statement of fact contained in any such writing or other instruction which it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Fund or a shareholder as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing; and (e) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Fund.

        6.02 AST shall not be responsible for, and the Fund shall indemnify and hold AST harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, reasonable counsel fees and expenses, payments, general expenses and/or liability (collectively, "Losses") arising out of or attributable to:

                 (a) AST's (and/or its agents' or subcontractors') actions performed in its capacity as transfer agent and/or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct;

                 (b) The Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Fund hereunder;

                 (c) Any action(s) taken in accordance with section 6.01 above provided that such actions are taken in good faith and without negligence or willful misconduct;

                 (d) Any action(s) performed pursuant to a written order or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Fund with prompt notice upon receiving such order or request, unless AST is legally compelled not to do so), provided that AST's actions in response to such order or request are reasonable and that AST furnishes information only to the extent it is legally required, unless the Fund has consented to such disclosure; or


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                 (e)        Any reasonable expenses, including reasonable
                            attorney fees, incurred in seeking to enforce the foregoing indemnities.

                  In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the party seeking indemnification shall notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification. The indemnifying party shall have the option to defend against any claim which may be the subject of this indemnification and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party, and thereupon the indemnifying party shall take over complete defense of the claim and the party seeking indemnification shall sustain no further legal or other expenses in such situation for which it seeks indemnification. The party seeking indemnification will not confess any claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party's prior written consent;

        6.03 AST will research the records delivered to it on its appointment as agent if it receives a stock certificate not reflected in said records. If neither the Fund nor AST is able to reconcile said certificate with said records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Fund shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.

        6.04 AST agrees to defend, indemnify and hold the Fund and its officers, directors and employees harmless from any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the federal securities laws and any state and foreign securities and blue sky laws) ("Claims") arising directly or indirectly from the negligence, bad faith or willful misfeasance of AST in the performance of its duties hereunder. Notwithstanding the foregoing, the Fund shall not be indemnified against any Claim caused by the Fund's or the Fund's other service providers' willful misfeasance, bad faith or negligence.

        6.05 The foregoing indemnities shall not terminate on termination of AST's acting as transfer agent and/or registrar, and they are irrevocable. AST's acceptance of its appointment as transfer agent, dividend disbursing agent and/or registrar, evidenced by its acting as such for any period, on the one hand, and the Fund's receipt of such services, on the other hand, shall be deemed sufficient consideration for the foregoing indemnities.


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Section 7.........Standard of Care

                  AST shall, at all times, act in good faith and without negligence or willful misconduct. AST agrees to use its best efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.

Section 8.........Limitations on AST's Responsibilities

                  AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Fund's best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Fund, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Fund and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Fund's Declaration of Trust, or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Fund, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

                  AS TO ANY CLAIMS BETWEEN THE PARTIES (EXCLUDING THIRD PARTY CLAIMS), IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

Section 9.........Covenants of the Fund and AST

        9.01 AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping of stock certificates.

        9.02 AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available to the Fund in accordance with the requirements of law, and will be surrendered promptly to the Fund on and in accordance with its request. However,


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                  AST shall be entitled to destroy or otherwise dispose of
                  records belonging to the Fund in accordance with AST's standard document and record retention practices and/or procedures so long as such destruction or disposal is consistent with Applicable Law and AST has provided reasonable notice to the Fund.

        9.03 Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or AST and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or AST a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for AST to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or
                  (i) it is necessary for AST to release such information to AST's internal or external accountants or legal counsel who are subject to a duty of confidentiality. AST acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Fund. AST agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 9.03 (other than the exception set forth above in this Section 9.03 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to the Fund's Portfolio Information), AST


                                     - 13 -
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                  will keep confidential the Fund's Portfolio Information and will not disclose the Fund's Portfolio Information other than pursuant to a written certification or instructions; provided that without the need for such a written certification or instructions and notwithstanding any other provision of this
                  Section 9.03 to the contrary, the Fund's Portfolio Information may be disclosed to any third party pricing services which are engaged by AST in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

        9.04 AST and the Fund agree that all confidential books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or as permitted by AST's privacy policy as then in effect.

        9.05 AST shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, AST shall make available during regular business hours its facilities and premises employed in connection with its performance of this agreement for reasonable visitation by the Fund, or any person retained by the Fund, to inspect its operating capabilities or for any other reason.

Section 10........Term and Termination; New Funds

        10.01 This Agreement shall be effective on the date first written above and shall continue until June 12, 2008 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or AST provides written notice to the other of its intent not to renew. Such notice must be received not less than 90 days prior to the expiration of the Initial Term or the then current Renewal Term. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Fund.

        10.02 In the event that AST commits any continuing breach of its material obligations under this Agreement, and such breach remains uncured for more than sixty (60) days after written notice by the Fund (which notice shall explicitly reference this provision of the Agreement), the Fund shall be entitled to terminate this Agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and (b) payment of any amounts required pursuant to
                  Section 10.05 hereof.


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        10.03     In the event that the Fund terminates this Agreement other than pursuant to Sections 10.01 and 10.02 above, the Fund shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to Section 3 above, as well as the charges accruing pursuant to Section 10.05 below.

        10.04 In the event that the Fund commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty
                  (60) days, AST shall have the right to terminate or suspend its services after written notice by AST (which notice shall explicitly reference this provision of this Agreement) to the Fund. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Fund, and shall not be deemed its agent for such purposes.

        10.05 Should the Fund elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to reasonable costs for records for delivery to its successor or to the Fund, and for forwarding and maintaining records with respect to certificates received after such termination. AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

        10.06 If the Board of Trustees hereafter establishes and designates a new fund, if requested by such new fund, AST agrees that it will act as transfer agent, dividend disbursing agent and registrar for such new fund in accordance with the terms set forth herein (including without limitation the amount of fees to be paid by such new fund per month, which shall be equal to the amount set forth in Section 3.01 of this Agreement). In that regard, the Trustees shall cause a written notice to be sent to AST to the effect that they have established a new fund and that they appoint AST as transfer agent, dividend disbursing agent and registrar for the new fund. Such written notice must be received by AST in a reasonable period of time prior to the commencement of operations of the new fund to allow AST, in the ordinary course of its business, to prepare to perform its duties. Notwithstanding the foregoing, at the discretion of the new fund, the new fund and AST shall amend the terms of this Agreement to include such new fund or enter into a new agreement the provisions of which shall be substantially identical to those set forth in this Agreement (including without limitation the provisions of Section 3.01 of this Agreement).

Section 11........Assignment

                  Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.

Section 12........Notices

                  Any notice or communication by AST or the Fund to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid), telex, telecopier or overnight air courier to the other's address:

                  If to the Fund:

                  First Trust Active Dividend Income Fund
                  1001 Warrenville Road
                  Suite 300
                  Lisle, IL 60532
                  Attention:  General Counsel
                  Telecopy No.:  (630) 241-8650
                  Confirm:  (630) 241-8798

                  If to AST:

                  Mr. George Karfunkel
                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, NY  10038
                  Telecopy No.:  (718) 236-4588

                  With a copy to:

                  American Stock Transfer & Trust Company
                  Attn: General Counsel
                  59 Maiden Lane
                  New York, NY  10038

                  AST and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 13........Successors

                  All the covenants and provisions of this Agreement by or for the benefit of the Fund or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14........Amendment

                  This Agreement may be amended or modified by a written amendment executed by both parties hereto.

Section 15........Severability

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.

Section 16........Governing Law

                  This Agreement shall be governed by the laws of the State of New York.

Section 17........Descriptive Headings

                  Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 18........Third Party Beneficiaries

                  The provisions of this Agreement are intended to benefit only AST and the Fund and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

Section 19........Survival

                  All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

Section 20........Merger of Agreement

                  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 21........Counterparts

                  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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Section 22........Obligations of the Fund

                  It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Fund's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of such Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Fund's Declaration of Trust.


Section 23........Use of Trade Names

        23.01 AST shall approve all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Commission or a state securities commission.

        23.02 AST shall not use the name of the Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing, provided, that the Fund shall approve all reasonable uses of its name which merely refer in accurate terms to the appointment of AST or which are required by the Commission or a state securities commission.


Section 24........Disaster Recovery

                  AST shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, AST shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. AST shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by AST's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.


                                        FIRST TRUST ACTIVE DIVIDEND
                                        INCOME FUND

                                        By:____________________________

                                        Name:__________________________

                                        Title:_________________________



                                        AMERICAN STOCK TRANSFER &
                                        TRUST COMPANY

                                        By:____________________________

                                        Name:__________________________

                                        Title:_________________________

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